Antares Pharma

Robert F. Apple, 609-359-3020

Executive Vice President and Chief Financial Officer

or

In-Site Communications, Inc.

Lisa Wilson, 917-543-9932

President

lwilson@insitecony.com

ANTARES PHARMA WELCOMES EAMONN P. HOBBS TO BOARD OF DIRECTORS

EWING, N.J., August 12, 2009 – Antares Pharma, Inc. (NYSE Amex: AIS) today announced the election of Eamonn P. Hobbs to the Company’s Board of Directors.

Mr. Hobbs is the President and Chief Executive Officer of Delcath Systems, Inc. (Nasdaq: DCTH), a medical technology company specializing in cancer treatment, and has over 25 years experience in the medical device industry, including interventional radiology, interventional cardiology and gastroenterology

Leonard S. Jacob, M.D., Ph.D., Chairman of the Board of Antares Pharma, stated, “Eamonn is an acknowledged and highly-regarded entrepreneur with significant public company and medical device experience, and he has a demonstrated track record of success. We look forward to the perspective and insight that he will bring to our management team and Board of Directors."

Paul K. Wotton, Ph.D., President and Chief Executive Officer of Antares Pharma, said, “I am very pleased to welcome Eamonn to our Board of Directors. His depth of experience in medical device technology, marketing savvy and knowledge of drug/device combination products will provide additional expertise as we implement the strategic development plans of our parenteral products business.”

Mr. Hobbs was elected unanimously by the Company’s Board of Directors at the recommendation of the Nomination and Governance Committee. Prior to his appointment as President and CEO at Delcath Systems Inc., Mr. Hobbs was President and CEO of AngioDynamics, Inc., a company he co-founded in 1988 and which has since grown into a leading medical technology company with a highly diverse product line. Throughout his 20-year tenure there, Mr. Hobbs led its efforts in marketing, strategic planning, product development and general management. Before joining AngioDynamics, Mr. Hobbs was the Director of Marketing and Product Development at NAMIC; founder, President and CEO of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. He received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs also serves on the Board of Directors of the Society of Interventional Radiology (SIR) Foundation and is Vice Chairman of the Board of Directors of the Medical Device Manufacturers Association (MDMA).

About Antares Pharma (www.antarespharma.com)

Antares Pharma is a product development company committed to improving pharmaceuticals through its patented drug delivery systems. Antares has multiple development partnerships with leading pharmaceutical companies. The Company’s products are designed to improve safety and efficacy profiles by minimizing dosing and reducing side effects while enabling improved patient compliance. Antares has three validated drug delivery systems: the ATDTM Advanced Transdermal Gel Delivery system, injection technology platforms including both VibexTM disposable pressure assisted auto injectors and Vision® reusable needle-free injectors; and Easy TecTM oral disintegrating tablets (ODT). Two of the systems have generated FDA approved products. Antares Pharma leverages its multiple drug delivery systems to add value to existing drugs and to create new products. Antares Pharma has corporate headquarters in Ewing, New Jersey, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.